Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on form S-1 (No. 333-225450) of Stellar Biotechnologies, Inc. of our report dated November 30, 2018, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which report appears in the Form 10-K of Stellar Biotechnologies, Inc. for the year ended September 30, 2018, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

December 4, 2018